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                                                                    EXHIBIT 23.2

The Board of Directors
The Louisiana Land and Exploration Company:


     We consent to incorporation by reference in the Registration Statement on Form S-4 of Burlington Resources Inc. of our report dated February 7, 1997, related to the consolidated balance sheets of The Louisiana Land and Exploration Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-K of The Louisiana Land and Exploration Company. Our report refers to the change in 1994 of the methods of assessing the impairment of the capitalized costs of proved oil and gas properties and other long-lived assets.



     We also consent to incorporation by reference in the previously referred to registration statement of our report dated January 28, 1997, relating to the consolidated balance sheets of Maralou Netherlands Partnership and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-K of The Louisiana Land and Exploration Company.


     We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                                /s/ KPMG PEAT MARWICK LLP
                                            ------------------------------------

                                                   KPMG PEAT MARWICK LLP


New Orleans, Louisiana

September 2, 1997